Exhibit 99.1

Bancorp of New Jersey, Inc. Breaks the $500 Million Asset Mark and

Announces Record First Quarter Earnings

May 7, 2012

Fort Lee, NJ - Bancorp of New Jersey, Inc. (NYSE-AMEX:  BKJ) (the “Company”), the holding company of Bank of New Jersey, reported its total assets have surpassed the $500 million mark and reported its strongest first quarter net income.  Net income for the first quarter of 2012 reached $897 thousand compared to $638 thousand for the first quarter of 2011, representing an increase of $259 thousand, or approximately 40.6%.  Earnings per diluted share reached $0.17 in the first quarter of 2012 compared to $0.12 per diluted share for the same period in 2011.  The net income generated during the first quarter of 2012 represents the strongest start to a fiscal year in the Company’s history.  The net income generated during this quarter also represents the Company’s eighteenth consecutive quarter of profitability.

During the first quarter of 2012, net interest income increased by 11.2%, or approximately $402 thousand, to $4.0 million from $3.6 million for the first quarter of 2011.  In addition to the net interest income increase, the provision for loan losses experienced a decrease of approximately $91 thousand, or 23.6%, due to strength and stability in the Company’s loan portfolio and other factors.  Non-interest expense, net, increased $108 thousand, or 5.1%, primarily related to increased operating costs associated with branch expansion, as well as increased legal costs associated with foreclosure activity.

Bancorp of New Jersey’s total assets grew to $501.6 million at March 31, 2012 compared to $469.8 million at December 31, 2011.  The Company also experienced strong growth in its loans, deposits, and equity over the same time period.  Total loans reached $386.6 million at March 31, 2012 compared to $365.2 million at December 31, 2011, an increase of approximately $21.5 million, or approximately 5.9%.  Total deposits increased to $448.0 million at March 31, 2012 from $416.2 million at December 31, 2011, an increase of approximately $31.8 million, or approximately 7.6%.  Stockholders’ equity grew to $52.1 million at March 31, 2012 from $51.9 million at December 31, 2011.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services.  The Bank, currently, has 8 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, Harrington Park, Englewood, and most recently, Cliffside Park, all in Bergen County, NJ.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net

Forward-Looking Statements

This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements.  These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time.  Actual results could differ materially from those expected or implied by such forward-looking statements.  Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include economic conditions affecting the financial industry; volatility in interest rates and the shape of the yield curve; increased credit risks and risks associated with the real estate market; which serves as collateral for a significant portion of our loans; operating, legal, and regulatory risk, including compliance with new laws and regulations; economic, political, and competitive forces affecting the company’s lines of business; the extent and timing of actions of the Federal Reserve System; customer acceptance of our products and services; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission or in other generally disseminated documents.  Any statements made that are not historical facts should be considered to be forward-looking statements.  You should not place undue reliance on any forward-looking statements.  We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.

Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

	Three months ended
	March 31,
	2012	2011
INCOME STATEMENT
Net Interest Income	$3,986	$3,584
Provision for loan losses	295	386
Noninterest Expense, net	2,212	2,104
Pretax Income	1,479	1,094
Tax Expense	582	456
Net Income	$897	$638

Basic Earnings per Share	$0.17	$0.12
Diluted Earnings per Share	$0.17	$0.12

Weighted Average Shares — Basic	5,207	5,207
Weighted Average Shares — Diluted	5,211	5,207

	3/31/2012	12/31/2011
SELECTED BALANCE SHEET DATA AT END OF PERIOD
Total Loans	$386,622	$365,160
Allowance for Loan Losses	4,771	4,474
Investment Securities	80,632	61,432
Total Assets	501,590	469,842
Total Deposits	447,993	416,163
Stockholders’ Equity	52,147	51,906